LIVE ENTERTAINMENT INC.



















                                FISCAL 1996

               CORPORATE INCENTIVE CASH COMPENSATION PROGRAM


                 As Approved By The Board Of Directors On

                             February 7, 1996
















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                              I.  Background

For the past few years LIVE Entertainment Inc. has had in place Incentive Cash Compensation Programs that were designed to reward employees with year end cash payments based upon a combination of individual performance and company profitability. We believe that those prior Programs accomplished their goals and recommend that a similar discretionary program be adopted for 1996. This Report is organized in the following manner:

     1.   Goals of Fiscal 1996 LIVE Corporate Discretionary
          Incentive Cash Compensation Program (the "1996 LIVE
          Program").
     2.   Suggested 1996 LIVE Program.
     3.   Expected Costs of the 1996 LIVE Program.
     4.   Miscellaneous Provisions of the 1996 LIVE Program.

A discussion of the various elements of the 1996 LIVE Program follows.

                      II.  Goals of 1996 LIVE Program

We believe that the goals of the 1996 LIVE Program should be the same as they were in past Programs, namely:

     1. To focus employee attention and energy on achieving targeted profitability.

     2. To provide direct linkage between results and rewards and thereby encourage employees to improve performance.

     3. To cover all employees of LIVE other than those who are eligible to receive sales commissions.

     4. To be able to budget for bonuses at the beginning of the fiscal year, rather than the end.

     5. To create a stronger sense of the "team" by making LIVE's profit performance a part of everyone's bonus.

We believe that the 1996 LIVE Program supports the above-stated goals.

                     III.  Suggested 1996 LIVE Program

                        A.  Basis for Bonus Grants

As with prior Programs, we suggest that bonus awards be made based on a percentage of the actual base salary of the particular individual at the end of fiscal 1996 (as opposed to base salary at the beginning of the year or actual salary paid over the course of the year).

No bonus grants will be made unless 80% of the 1996 Plan Adjusted
Operating Profit target is obtained. Attached on Exhibit A is the calculation of Plan Adjusted Operating Profit.

We suggest that the bonus amounts be determined based upon a percentage of the Company's Adjusted Operating Profit (as defined). This bonus pool will be allocated to management levels as follows:

Proposed percentage: 5% of Company Adjusted Operating Profits.

Management                           Suggested Allocation of
Level                                Bonus Pool 1996 Program

CEO                                        Not Eligible
EXECUTIVE VICE PRESIDENT                      35%
SENIOR VICE PRESIDENT                         22%
VICE PRESIDENT                                20%
DIRECTOR                                      10%
MANAGER                                       10%
NON-EXEMPT EMPLOYEES                           3%

           B.  Allocation of Bonus Pool Within Management Levels

                              i.  Calculation

The initial allocation of bonuses by individual will be based upon that individual's year end salary as a percentage of the respective total management level salaries, times the allocation of the bonus pool to that particular management level group.

As the 1996 LIVE program is discretionary, the individual allocation may then be adjusted upward or downward at the discretion of the Chief Executive Officer.

The allocation of the bonus pool to the management levels may be adjusted by the Chief Executive Officer based upon additions or deletions to the respective management level throughout the year.

The total bonus grant to any individual employee will be capped based upon the following percentage of individual salary within the management level:

                                             Cap as a
                                           % of Salary
Executive Vice President                      75%
Senior Vice President                         60%
Vice President                                50%
Director                                      35%
Manager                                       20%
Non-Exempt                                     5%

                     ii.  1995 LIVE Program Parameters

Using the 1996 LIVE Program design as suggested in this Section III, Management Levels and bonus amounts for the current employees of LIVE who are not eligible to receive sales commissions are shown in the attached Exhibit B. That Exhibit shows both current base salaries and year end base salaries as projected by the 1996 Business Plan.

                                IV.  Costs

The most important element of the 1996 LIVE Program is its cost to LIVE. Under the 1996 LIVE Program as suggested in Section III above, using the information contained in Exhibits A and B, and assuming that LIVE meets its 1996 profit goal, a total of approximately $900,000 would be paid in bonuses in early 1997. "At Plan" bonuses would be 5.00% of operating profits, and incremental bonuses would remain at 5.00% of incremental operating profits. We believe that it is appropriate to allocate the above percentages of Company profits to bonuses under the 1996 LIVE Program.

LIVE's 1996 Business Plan includes $550,000 for corporate bonuses. This is approximately one half of the bonuses that would be awarded under the 1996 LIVE Program if LIVE's performance in 1996 reached planned levels. We believe that as a result of turnover, the performance review process and overall expense management in general, actual year end bonuses under the 1996 LIVE Program may be equal to or less than budgeted amounts, unless, of course, 1996 operating profit exceeds planned levels, in which event bonuses under the 1996 LIVE Program also will exceed planned levels.

                       V.  Miscellaneous Provisions

                             A.   Basic Rules

In addition to the other provisions of the 1996 LIVE Program discussed in this Report, the following basic rules should apply to the 1996 LIVE Program:

     1. Subject to the provisions of Section V(A)(6) below, and notwithstanding any other provision of the 1996 LIVE Program, if LIVE does not achieve 80% of its profit plan, no bonuses would be payable pursuant to the 1996 LIVE Program.

     2. When a person moves from one Management Level to another, bonus potential should be prorated based upon the portion of year the person was in each job. The pro ration should be calculated as of the month ending closest to the effective date of the promotion/transfer.

     3. For all except non-exempt employees, when a person enters a bonus eligible position in the middle of the year, bonus potential should be prorated based upon the portion of the year the person was in the bonus eligible job.
          The pro ration should be calculated as of the month ending closest to the effective date of the hiring/promotion/transfer. No pro ration will be made for the bonuses of non-exempt employees, provided they have met the minimum service requirement identified in paragraph 4 below.

     4. Except for individuals transferring from one bonus eligible position into another, an individual hired or promoted into a bonus eligible position should hold such position for three (3) months prior to the fiscal year end to be eligible for a bonus for the new position.

     5. Individuals who (a) are no longer employed by LIVE at the end of the fiscal year, (b) who have given notice of their resignation before the fiscal year end, (c) who are transferred out of a bonus eligible position prior to the end of the fiscal year, (d) who have in their personnel file a current written warning stating that unless their work performance improves, they will face termination of employment on or before the actual 1996 bonus payment date in 1997, or (e) are not employed by LIVE on the 1996 bonus payment date in 1997, will not be eligible for a bonus under the 1996 LIVE Program.

     6.   Notwithstanding any other provision of the 1996 LIVE
          Program, LIVE's Chief Executive Officer would retain discretion to modify bonus grants based on performance and/or extraordinary factors.

     7. The profit target should be calculated using operating income before interest and amortization of goodwill and covenants and excluding (a) extraordinary items, and (b) any reduction for bonuses pursuant to the 1996 LIVE Program.

     8. Bonus payments should be paid in cash as soon as possible after the close of the fiscal year and the approval of LIVE's financial statements by its auditors or such earlier date as may be approved by LIVE's Chief Executive Officer.

The theory behind bonus programs is that they are effective as incentives only if they can be understood. We believe that the suggested communication process would assist in that understanding.

                              VI.  Conclusion

We believe that the 1996 LIVE Program described in this Report will accomplish the goals set forth in Section II, the most important of which is to have a bonus program that acts as a true incentive to improve performance.